Spectrian Corporation
                               350 West Java Drive
                               Sunnyvale, CA 94089


                                January 15, 1997


Kopp Investment Advisors, Inc.
6600 France Avenue S., Suite 672
Edina, Minnesota 55435

                  Re:      Stockholder Rights Plan

Gentlemen:

         Spectrian Corporation, a California corporation ("Spectrian") is advised by Kopp Investment Advisors, Inc. ("Kopp") that Kopp currently holds approximately 17% of the outstanding Common Stock of Spectrian. Kopp has previously provided to Spectrian assurances that Kopp acquired such shares of Spectrian Common Stock, and may acquire additional shares, and is holding and will hold such shares solely as a Schedule 13G filer. Kopp has also assured Spectrian that it does not have voting power over substantially all of the shares of Spectrian Common Stock which it holds.

         Based upon these representations, and the covenants set forth below, Spectrian is willing, subject to approval of this arrangement by Spectrian's Board of Directors, to amend its stockholder rights plan (the "Plan") to exempt Kopp from the definition of an "acquiring person" under the Plan which could give rise to the triggering of rights under the Plan, so long as Kopp does not acquire in excess of 25% of the common Stock of Spectrian then outstanding. As consideration for such amendment, Spectrian requests that Kopp confirm the following agreements:

         1. Kopp shall continue to hold shares of Spectrian Common Stock solely as a Schedule 13G filer. At such time as Kopp is required to file a report of beneficial ownership on Schedule 13D, the exemption for Kopp from the definition of an "acquiring person" under the Plan shall terminate.

         2. Kopp shall not vote the shares of Spectrian Common Stock owned by its clients upon Kopp's discretion on any matter brought before the stockholders of Spectrian, but rather shall vote, if at all, the shares solely as directed by Kopp's respective clients. Unless otherwise required by law Kopp will not make or endorse, directly or indirectly, any recommendation to the beneficial owners with respect to the voting of the shares.

         3. In the event that Kopp proposes to sell in a bona fide transaction any shares of Common Stock of Spectrian (other than a sale in a "broker's transaction" or in a transaction directly with a "market maker", in either case in a manner of sale consistent with paragraph (f) of Rule 144 promulgated under the Securities Act of 1933), then Kopp shall provide to Spectrian not less than ten (10) days written


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notice of such proposed transaction, specifying the number of shares proposed to be sold, the price at which the shares are to be sold and the proposed purchaser of such shares.

         4. Kopp agrees that it shall not increase its aggregate beneficial ownership of Spectrian Common Stock to a number of shares representing greater than 25% of the outstanding shares of common Stock of Spectrian, without the prior written consent of the Board of Directors of Spectrian.

         If the foregoing is consistent with your understanding of our mutual agreement, please countersign below where indicated. We shall then submit this proposal to the Board of Directors of Spectrian for approval. Upon your signature and approval by the Board of Directors of Spectrian, this proposal shall become the binding agreement of Spectrian and Kopp.

                                Very truly yours,

                                Spectrian Corporation


                                By:      /s/ Edward A. Supplee
                                    ____________________________________________

                                       Edward A. Supplee
                                       Chief Financial Officer and
                                       Vice President, Finance and
                                       Administration




The foregoing is hereby accepted.

Kopp Investment Advisors, Inc.

By: /s/ L. C. Kopp
    _____________________________

Title:
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